Exhibit 99.1

Assurant Reports Second Quarter 2016 Financial Results

2Q 2016 Net Income of $169.3 million, $2.70 per diluted share

2Q 2016 Net Operating Income of $89.0 million, $1.42 per diluted share

•	17.1 percent annualized GAAP ROE year-to-date; 10.5 percent annualized operating ROE, excluding AOCI[1] year-to-date

•	$226 million returned to shareholders in share repurchases and dividends in 2Q 2016

•	$725 million in corporate capital at June 30, 2016

NEW YORK, July 26, 2016—Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today reported results for second quarter ended June 30, 2016.

“Our second quarter operating results were in line with our outlook for the year and demonstrate a continued focus on the multi-year transformation of our business,” said Alan Colberg, president and CEO of Assurant. “While operating results this quarter were lower year-over-year, we are reaching key milestones by strengthening our portfolio of businesses and realigning our organization. Our continued expansion in the housing and lifestyle markets enables us to further sharpen our customer focus and generate long-term profitable growth.”

Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(dollars in millions, net of tax)	2016	2015	2016	2015
Assurant Solutions	$61.4	$60.8	$108.5	$115.2
Assurant Specialty Property	56.9	87.5	133.3	162.6
Corporate and other	(19.4)	(9.1)	(33.3)	(13.2)
Interest expense	(9.9)	(9.0)	(19.3)	(17.9)

Net operating income	89.0	130.2	189.2	246.7

Adjustments:
Assurant Health runoff operations	(5.4)	(123.8)	(32.6)	(207.7)
Assurant Employee Benefits	—	11.3	10.5	21.4
Net realized gains on investments	14.0	7.8	119.2	10.4
Amortization of deferred gains on disposal of businesses	81.8	2.1	112.7	4.2
Other adjustments	(10.1)	5.2	(9.3)	7.8

Net income	$169.3	$32.8	$389.7	$82.8

Note: Beginning in first quarter 2016, Assurant revised its financial supplement and corresponding news release to reflect the company’s ongoing multi-year, transformation to focus on specialty housing and lifestyle protection products and services and align revenue categories with its key business lines as well as risk-based and fee-based, capital-light models. Assurant Health runoff operations, Assurant Employee Benefits, which was sold on March 1, 2016, and amortization of deferred gains on disposal of businesses and other variable items have been removed from net operating income. Prior period amounts have been revised to conform to the updated presentation as reflected in the following tables.

Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last four quarters appears on page 20 of the company’s Financial Supplement, and is located in the Investor Relations section of www.assurant.com.

Second Quarter 2016 Consolidated Results

•	Net income increased to $169.3 million, or $2.70 per diluted share, compared to second quarter 2015 net income of $32.8 million, or $0.47 per diluted share, primarily due to lower losses and exit-related charges from the wind down of Assurant Health runoff operations and the increase in the amortization of deferred gains due to the first quarter 2016 sale of Assurant Employee Benefits.

•	Net operating income[2] decreased to $89.0 million, or $1.42 per diluted share, compared to second quarter 2015 net operating income of $130.2 million, or $1.88 per diluted share. The decline was due to the ongoing normalization of the lender-placed insurance business, lower service contract contributions from North American retail clients, the previously disclosed loss of a tablet program and higher tax expense at Corporate. Second quarter 2016 included a $9.6 million higher tax benefit at Assurant Solutions and $9.9 million of additional reportable catastrophe losses at Assurant Specialty Property, compared to second quarter 2015.

Excluding catastrophe losses, net operating income for second quarter 2016 decreased to $105.0 million, compared to $136.3 million in the prior year period, reflecting the factors noted above.

•	Net earned premiums, fees and other income from Assurant Solutions and Assurant Specialty Property decreased to $1.52 billion, compared to $1.57 billion in second quarter 2015, as declines in lender-placed insurance were partially offset by growth in mobile and vehicle protection offerings.

Housing and Lifestyle Businesses

Assurant Solutions

(in millions)	2Q16	2Q15	% Change	6M16	6M15	% Change
Net operating income	$61.4	$60.8	1%	$108.5	$115.2	(6)%
Net earned premiums, fees and other	$958.2	$931.2	3%	$1,935.2	$1,858.7	4%

•	Net operating income was flat in second quarter 2016 and included a one-time $18.0 million tax benefit, compared to an $8.4 million net tax benefit in the prior year period. Absent these items, net operating income declined, primarily due to lower service contract contributions from North American retail clients and the previously disclosed loss of a tablet program.

•	Net earned premiums, fees and other income increased in the quarter, compared to second quarter 2015, reflecting growth in mobile programs and in the vehicle protection business. Foreign exchange volatility and the loss of the tablet program partially offset the improvement.

Assurant Specialty Property

(in millions)	2Q16	2Q15	% Change	6M16	6M15	% Change
Net operating income	$56.9	$87.5	(35)%	$133.3	$162.6	(18)%
Net earned premiums, fees and other	$561.2	$638.2	(12)%	$1,138.5	$1,250.8	(9)%

•	Net operating income decreased in the quarter, primarily due to ongoing normalization of the lender-placed insurance business, lower real-estate owned policy volume, the previously disclosed loss of business and higher weather-related claims. Results included $16.0 million of reportable catastrophe losses, compared to $6.1 million in second quarter 2015.

•	Net earned premiums, fees and other income decreased in second quarter 2016 due to the ongoing normalization of the lender-placed insurance business, lower real-estate owned policy volume and the previously disclosed loss of business. Growth in multi-family housing and mortgage solutions partially offset the decline.

•	Combined ratio for risk-based businesses(a) was 87.3 percent, compared to 82.4 percent in second quarter 2015. Results primarily reflect an increase in weather-related claims and lower lender-placed insurance net earned premiums.

•	Pre-tax margin for fee-based, capital-light businesses(b) was 11.2 percent, compared to 13.7 percent in second quarter 2015, primarily due to increased general expenses to support growth in our mortgage solutions business.

(a)	Combined ratio for the risk-based businesses are equal to total benefits, losses and expenses, including reportable catastrophe losses, divided by net earned premiums and fees and other income, for lender-placed and manufactured housing and other businesses.
(b)	Pre-tax margin for the fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for multi-family housing and mortgage solutions businesses.

Corporate & Other

(in millions)	2Q16	2Q15	% Change	6M16	6M15	% Change
Net operating loss[3]	$(19.4)	$(9.1)	(111)%	(33.3)	$(13.2)	(152)%

•	Net operating loss[3] increased in second quarter 2016, primarily due to higher tax expense. Second quarter 2015 benefited from a tax consolidating adjustment that reversed during 2015.

Assurant Health Runoff Operations

Following the decision to exit the health insurance business in 2015, the company began to wind down operations and expects to be substantially out of the health insurance market by the end of 2016.

•	Net loss of $5.4 million reflects a reduction in estimated recoverables related to 2015 ACA risk mitigation programs, partially offset by more favorable claims development and a pharmacy rebate. Results also included $4.1 million after-tax of severance costs.

•	ACA risk-mitigation payments received from the Centers for Medicare and Medicaid Services as of June 30, 2016 for 2015 ACA-qualified policies totaled $66.3 million. Following receipt of the final payment notifications for 2015 risk mitigation programs from CMS, including a lower risk adjustment payment, estimated recoverables for ACA-qualified policies totaled $419.4 million as of June 30, 2016. This includes $197.2 million from the risk-adjustment program and $222.2 million from the reinsurance program. The company did not record any net recoverables for the 2015 risk-corridors program.

Capital Position

•	Corporate capital approximated $725 million as of June 30, 2016. Deployable capital totaled approximately $475 million, adjusting for the company’s $250 million risk buffer.

In second quarter 2016, segment dividends paid to the holding company totaled $774 million. This comprised $84 million from Assurant Health, $604 million in proceeds from the sale of Assurant Employee Benefits, and $86 million from Assurant Solutions and Assurant Specialty Property.

The company repaid $250 million in short-term financing after receiving approval to dividend proceeds from the sale of Assurant Employee Benefits.

During the quarter, the company also invested $9 million in mobile technology capabilities and set aside $45 million for the July 1, 2016 closing of a title and valuation services company.

•	Share repurchases and dividends totaled $226 million in second quarter 2016. Dividends to shareholders totaled $33 million, and Assurant repurchased approximately 2.3 million shares of common stock for $193 million. Through July 22, 2016, the company repurchased an additional 363,000 shares for approximately $32 million, with $469 million remaining under the current repurchase authorization.

Company Outlook

Based on current market conditions, for full-year 2016, the company expects:

•	Assurant Solutions’ net earned premiums and fees and net operating income to increase from 2015 levels. Overall results expected to improve in the second half of the year driven by new mobile programs, improved international profitability and realized expense savings. Results to be affected by foreign exchange volatility, lower service contract revenue from legacy North American retail clients and continued declines in credit insurance.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2015 levels. Results to be affected by the ongoing normalization of lender-placed insurance business partially offset by increased efficiencies and related expense savings initiatives. Multi-family housing and mortgage solutions businesses to expand via market share gains. Overall results to be affected by catastrophe losses.

•	Corporate & Other[4] full-year net operating loss to approximate $70 million. Expense savings actions to offset residual expenses associated with Assurant Employee Benefits.

•	Capital to be deployed through a combination of share repurchases, common stock dividends, reinvestments in the business and acquisitions in Housing and Lifestyle, subject to market conditions and other factors. Business segment dividends from Assurant Solutions and Assurant Specialty Property to approximate segment net operating income, subject to the growth of the businesses, rating agency and regulatory capital requirements. Company to receive nearly $1 billion of net proceeds, including capital releases, related to the sale of Assurant Employee Benefits mainly in 2016, with a total of $618 million received year-to-date.

Based on current market conditions, for full-year 2016, the company expects in regards to runoff operations:

•	Assurant Health to substantially complete the process to exit the health insurance market in 2016. During the remainder of the wind down, the company expects to incur $13 million to $23 million pre-tax of additional exit-related charges, as well as certain overhead expenses that are excluded from the premium deficiency reserve accrual. Assurant Health dividends to approximate $475 million for full-year, of which $149 million was received in the first six months of 2016, subject to ultimate development of claims, actual expenses needed to wind down operations, recoveries from ACA-risk mitigation payments and regulatory approval.

•	Earnings Conference Call

The second quarter 2016 earnings conference call and webcast to be held on Wednesday, July 27, 2016 at 8:00 a.m. ET. The live and archived webcast along with supplemental information will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection; extended service contracts; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. With approximately $30 billion in assets and $6 billion in annualized revenue as of June 30, 2016, Assurant is located in 16 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, fines, penalties or other expenses;

(ii)	loss of significant client relationships or business, distribution sources or contracts and reliance on a few clients;

(iii)	potential variations between the final risk adjustment amount and reinsurance amounts, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the company’s estimate;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;

(v)	inability to execute strategic plans related to acquisitions, dispositions or new ventures;

(vi)	failure to adequately predict or manage benefits, claims and other costs;

(vii)	inadequacy of reserves established for future claims;

(viii)	current or new laws and regulations that could increase our costs and decrease our revenues;

(ix)	significant competitive pressures in our businesses;

(x)	failure to attract and retain sales representatives, key managers, agents or brokers;

(xi)	losses due to natural or man-made catastrophes;

(xii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(xiii)	deterioration in our market capitalization compared to its book value that could result in an impairment of goodwill;

(xiv)	risks related to our international operations, including fluctuations in exchange rates;

(xv)	data breaches compromising client information and privacy;

(xvi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xvii)	cyber security threats and cyber attacks;

(xviii)	failure to effectively maintain and modernize our information systems;

(xix)	uncertain tax positions and unexpected tax liabilities;

(xx)	risks related to outsourcing activities;

(xxi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxiv)	inability of reinsurers to meet their obligations;

(xxv)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2015 Annual Report on Form 10-K and our First Quarter Report on Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses operating return on equity (“Operating ROE”), excluding accumulated other comprehensive income (“AOCI”), as an important measure of the company’s operating performance. Operating ROE, excluding AOCI, equals net operating income (defined below) for the periods presented divided by average stockholders’ equity, excluding AOCI, for the year to date period. The company believes operating ROE provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which was sold on March 1, 2016. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company. The comparable GAAP measure would be GAAP return on equity (“GAAP ROE”), defined as net income, for the periods presented, divided by average stockholders’ equity for the year to date period.

	6 Months	12 Months
	2016	2015
Annual operating return on average equity, excluding AOCI	10.5%	11.5%
Assurant Health runoff operations	(1.8)%	(10.6)%
Assurant Employee Benefits	0.6%	1.4%
Net realized gains on investments	6.6%	0.6%
Amortization of deferred gains on disposal of businesses	6.3%	0.2%
Other adjustments:
Gain on divested business	—	0.3%
Change in tax liabilities	—	0.5%
Payment received related to previous sale of subsidiary	—	0.3%
Gain related to benefit plan activity	1.0%	—
Amount related to the sale of AEB	(1.0)%	—
Intangible asset impairment	(0.5)%	—
Change in derivative investment	—	(0.1)%
Change due to effect of including AOCI	(4.6)%	(1.2)%

Annual GAAP return on average equity	17.1%	2.9%

(2)	Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, Assurant Employee Benefits, net realized gains (losses) on investments, amortization of deferred gains on disposal of businesses and other highly variable items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which was sold on March 1, 2016. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(dollars in millions)	2016	2015	2016	2015
Net operating income	$89.0	$130.2	$189.2	$246.7
Adjustments (pre-tax):
Assurant Health runoff operations	(7.8)	(178.3)	(42.0)	(283.7)
Assurant Employee Benefits	—	16.7	16.7	32.9
Net realized gains on investments	21.6	12.0	183.4	16.0
Amortization of deferred gains on disposal of businesses	125.8	3.2	173.4	6.5
Other adjustments	(15.6)	8.3	(14.3)	12.4
(Provision) benefit for income taxes	(43.7)	40.7	(116.7)	52.0

Net income	$169.3	$32.8	$389.7	$82.8

(3)	Assurant uses Corporate & Other net operating loss as an important measure of the corporate segment’s operating performance. Corporate & Other net operating loss equals segment net income (loss), excluding amortization of deferred gains on disposal of businesses, net realized gains (losses) on investments, interest expense and other highly variable items. The company believes Corporate & Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes the effect of amortization of deferred gains on disposal of businesses, net realized gains (losses) on investments, interest expense and those events that are highly variable and do not represent the ongoing operations of the company’s corporate segment. The comparable GAAP measure would be Corporate & Other segment net income.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(dollars in millions)	2016	2015	2016	2015
GAAP Corporate & Other segment net income (loss)	$56.4	$(3.1)	$170.0	$(8.6)
Adjustments, pre-tax:
Amortization of deferred gains on disposal of businesses	(125.8)	(3.2)	(173.4)	(6.5)
Interest expense	15.2	13.8	29.7	27.6
Net realized gains on investments	(21.6)	(12.0)	(183.3)	(16.0)
Other adjustments	15.6	(8.3)	14.3	(12.5)
Benefit for income taxes	40.8	3.7	109.4	2.8

Corporate & Other net operating loss	$(19.4)	$(9.1)	$(33.3)	$(13.2)

(4)	The company outlook for Corporate & Other full-year net operating loss constitutes forward-looking information and the company believes that a quantitative reconciliation of such forward-looking information to the most comparable GAAP measure cannot be made available without unreasonable efforts. A reconciliation would require the company to quantify amortization of deferred gains on disposal of businesses, interest expense, net realized gains on investments, and change in derivative investment. The last two components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify the first two components for the forecast period, assuming no additional debt is acquired in the forecast period. Amortization of deferred gains on disposal of businesses is estimated to be approximately $120.0 million while interest expense is estimated to be approximately $18.0 million.

A summary of net operating income disclosed items is included on page 20 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three Months and Six Months Ended June 30, 2016 and 2015

	2Q		6 Months
	2016	2015	2016	2015
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$1,202,224	$2,138,258	$2,617,462	$4,297,820
Fees and other income	328,305	323,609	685,995	603,171
Net investment income	119,820	167,786	255,527	320,059
Net realized gains on investments	21,626	11,999	183,344	15,954
Gain on pension plan curtailment	—	—	29,578	—
Amortization of deferred gains on disposal of businesses	125,818	3,242	173,414	6,500

Total revenues	1,797,793	2,644,894	3,945,320	5,243,504

Benefits, losses and expenses
Policyholder benefits	400,814	1,267,714	944,630	2,478,441
Selling, underwriting, general and administrative expenses	1,146,235	1,323,377	2,397,936	2,614,289
Interest expense	15,232	13,778	29,735	27,556

Total benefits, losses and expenses	1,562,281	2,604,869	3,372,301	5,120,286

Income before provision for income taxes	235,512	40,025	573,019	123,218
Provision for income taxes	66,163	7,236	183,352	40,385

Net income	$169,349	$32,789	$389,667	$82,833

Net income per share:
Basic	$2.72	$0.48	$6.12	$1.20
Diluted	$2.70	$0.47	$6.06	$1.18

Dividends per share	$0.50	$0.30	$1.00	$0.57

Share data:
Basic weighted average shares outstanding	62,244,778	68,558,472	63,665,856	69,161,001

Diluted weighted average shares outstanding	62,723,292	69,244,399	64,274,009	69,946,364

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At June 30, 2016 and Dec. 31, 2015

	June 30,	December 31,
	2016	2015
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,194,171	$14,283,077
Reinsurance recoverables	8,727,343	7,470,403
Deferred acquisition costs	3,001,603	3,150,934
Goodwill	834,173	833,512
Assets held in separate accounts	1,714,443	1,798,104
Other assets	2,332,480	2,500,372

Total assets	$29,804,213	$30,036,402

Liabilities
Policyholder benefits and claims payable	$13,025,128	13,363,413
Unearned premiums	6,298,466	6,423,720
Debt	1,165,255	1,164,656
Liabilities related to separate accounts	1,714,443	1,798,104
Deferred gain on disposal of businesses	439,268	92,327
Accounts payable and other liabilities	2,553,582	2,670,215

Total liabilities	25,196,142	25,512,435

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,280,817	4,405,418
Accumulated other comprehensive income	327,254	118,549

Total stockholders’ equity	4,608,071	4,523,967

Total liabilities and stockholders’ equity	$29,804,213	$30,036,402